Exhibit 10.1

PORCH GROUP, INC.
2020 STOCK INCENTIVE PLAN
Performance-Based Restricted Stock Unit Award Notice

You, the holder named below (the “Holder”) have been awarded a performance-based restricted stock unit (“PRSU”) award from Porch Group, Inc., a Delaware corporation (the “Company”) pursuant to the terms and conditions of the Porch Group, Inc. 2020 Stock Incentive Plan (the “Plan”) and the Performance-Based Restricted Stock Unit Award Agreement (the “PRSU Agreement”, and together with this Award Notice, the “Agreement”). Copies of the Plan and the PRSU Agreement are attached hereto. Capitalized terms not defined herein shall have the meanings specified in the Plan or the Agreement.

Name of Holder:	________________
Grant Date:	________________
Vesting Commencement Date:	________________
PRSUs Granted:	______ PRSUs, subject to adjustment as provided in Section 7.2 of the PRSU Agreement.
Earned/Vesting Schedule:

Except as otherwise provided in the Plan, the Agreement or any Related Agreement, the PRSUs shall be earned as follows:

(a)          One-third of the PRSUs will be earned upon the Closing Price of a share of Common Stock equaling $____ or greater over any 20 Trading Days within any 30 consecutive Trading Day period during the Achievement Period;

(b)           One-third of the PRSUs will be earned (i) upon the Closing Price of a share of Common Stock equaling $_____ or greater over any twenty (20) Trading Days within any thirty (30) consecutive Trading Day period during the Achievement Period; and

(c)           One-third of the PRSUs will be earned (i) upon the Closing Price of a share of Common Stock equaling $_____ or greater over any twenty (20) Trading Days within any thirty (30) consecutive Trading Day period during the Achievement Period;

The Award shall vest __________________________beginning on the Vesting Commencement Date (with any fractional PRSUs being vested in the final quarter of vesting of the award) (each, a “Vesting Date”); provided that if the Holder is, and has been, continuously (except for any absence for vacation, leave, etc. in accordance with the Company’s or its Subsidiaries’ policies): (x) employed by the Company or any of its Subsidiaries; (y) serving as a Non-Employee Director; or (z) providing services to the Company or any of its Subsidiaries as an advisor or consultant, in each case, from the Grant Date through and including the applicable Vesting Date.

Earned and vested PRSUs shall be settled in accordance with Section 4 of the PRSU Award Agreement.

Post-Vesting Holding Period:	See Section 6.1(b) of the PRSU Agreement.
Definitions:

“Achievement Period” means the period commencing on the Grant Date and ending on ______________ (immediately following any vesting on such date).

“Closing Price” means, on any day of determination, the closing price on Nasdaq (or other national securities exchange on which the Common Stock is then listed) for a share of Common Stock.

“Trading Day” means any day on which the shares of Common Stock are actually traded on Nasdaq (or other national securities exchange on which the Common Stock is then listed).

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This Award Notice may be executed by facsimile or electronic means (including, without limitation, PDF or, for Holder, by electronically accepting it on the Company’s third-party stock plan administrator’s platform) and in one or more counterparts, each of which shall be considered an original instrument, but all of which together shall constitute one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to the other party hereto.

PORCH GROUP, INC.

By:
Name:
Title:

Acknowledgment, Acceptance and Agreement:

By executing below and returning this Award Notice to Porch Group, Inc. or electronically accepting it on the Company’s third-party stock plan administrator’s platform (which must be performed within 30 days from the Grant Date for this Agreement to be effective), I hereby acknowledge receipt of the Agreement and the Plan, accept the PRSUs granted to me, agree to be bound by the terms and conditions of the Agreement and the Plan and acknowledge that my agreement to the covenants set forth in Section 5 and Attachment A of the PRSU Agreement is a material inducement to the Company in granting me the PRSUs.

HOLDER

By:
Name:
Title:

[Signature page to Performance-Based Restricted Stock Unit Award Notice]

2

PORCH GROUP, INC.
2020 STOCK INCENTIVE PLAN
Performance-Based Restricted Stock Unit Award Agreement

Porch Group, Inc., a Delaware corporation (the “Company”, which term shall include any other successor in interest to the Company, if applicable), hereby grants to the individual (the “Holder”) named in the award notice attached hereto (the “Award Notice”) as of the grant date set forth in the Award Notice (the “Grant Date”), pursuant to the provisions of the Porch Group, Inc. 2020 Stock Incentive Plan (the “Plan”), a performance-based restricted stock unit award (the “Award”) with respect to the number of performance-based restricted stock units (“PRSUs”) set forth in the Award Notice, upon and subject to the restrictions, terms and conditions set forth below in this Performance-Based Restricted Stock Unit Award Agreement (the “PRSU Agreement”, and together with this Award Notice, the “Agreement”), in the Award Notice and in the Plan. Capitalized terms not defined herein shall have the meanings specified in the Plan.

1.            Award Subject to Acceptance of Agreement. The Award shall be null and void unless the Holder accepts this Agreement by executing the Award Notice in the space provided therefor and returning the Award Notice to the Company or electronically accepting this Agreement on the Company’s third-party stock plan administrator’s platform (which must be performed within 30 days from the Grant Date for this Agreement to be effective). The Holder also hereby agrees to abide by all administrative procedures established by the Company or its stock plan administrator.

2.            Rights as a Stockholder. Except as otherwise provided in this Agreement, until and if shares of Common Stock are issued in settlement of earned and vested PRSUs, the Holder shall not have any rights of a stockholder (including voting and dividend rights) in respect of the Common Stock underlying the PRSUs.

3.            Vesting.

3.1           Vesting Conditions. Except as otherwise provided in any written employment, offer letter, severance, change in control, or similar agreement between the Company or any of its Subsidiaries and Holder that is effective as of the applicable event (each, a “Related Agreement”), the Award shall be earned and vest in accordance with the Vesting Schedule set forth in the Award Notice.

3.2           Termination of Employment. The earning and/or vesting of unvested PRSUs under this Section 3.2 or Section 3.3(a) hereof is conditioned upon the Holder signing and delivering to the Company, and there becoming irrevocable, within 60 days after the date of such employment termination, a general release of claims (in form and substance reasonably acceptable to the Company) by which the Holder releases the Company, its Subsidiaries and their affiliated entities and individuals from any and all claims, including claims arising from the Holder’s employment by, and termination of employment with, the Company and/or any of its Subsidiaries, in consideration for the receipt and earning and/or vesting of the PRSUs. Any PRSUs that would have otherwise earned and/or vested under this Section 3.2 or Section 3.3(a) hereof shall be forfeited if the general release does not become effective and irrevocable on or before the 60th day following the Holder’s termination of employment.

(a)            Termination without Cause or for Good Reason. If the Holder’s employment with the Company or any Subsidiary terminates by reason of the Company’s termination of the Holder’s employment without Cause or as a result of the Holder’s resignation for Good Reason prior to the end of the Achievement Period, then the Award will remain outstanding and vest when it is earned in accordance with the Vesting Schedule set forth in the Award Notice excluding the proviso requiring continued employment or service during the Achievement Period and shall be settled pursuant to Section 4 hereof; provided that such vesting date shall be no earlier than the 61st day following the Holder’s termination of employment.

(1)            “Cause” shall have the meaning set forth in any Related Agreement or, if no such Related Agreement defines such term, “Cause” shall mean: (v) the Holder’s conviction or plea of no contest to a felony; (w) the Holder’s willful malfeasance or gross misconduct in connection with the Holder’s employment; (x) a substantial, willful and continual refusal by the Holder to perform the duties, responsibilities or obligations assigned to the Holder by the Company or applicable Subsidiary, following receipt of written notice of such deficiency from the Company or applicable Subsidiary; (y) the Holder’s material failure to fully cooperate with a regulatory investigation involving the Company or any of its Subsidiaries or affiliates; or (z) any one or more acts by the Holder of dishonesty, theft, larceny, embezzlement or fraud from or with respect to the Company or any Subsidiary or affiliate.

(2)            “Good Reason” shall have the meaning set forth in any Related Agreement or, if no such Related Agreement defines such term, “Good Reason” shall mean the occurrence of any of the following events, without the Holder’s written consent: (i) material diminution in the Holder’s base salary or annual target incentive opportunity (unless the base salary or annual target incentive opportunity, as applicable, is similarly reduced for other employees of a similar level of authority or title); (ii) material diminution in the Holder’s authority or duties; (iii) a requirement by the Company or applicable Subsidiary that the Holder be based more than 50 miles from the Holder’s office location as of the date of this Agreement (or from such other office to which the Holder later agrees to move), excluding any new location closer to the Holder’s residence, any temporary assignment, and ordinary business travel; or (iv) material breach by the Company or applicable Subsidiary of any provision of this Agreement or any Related Agreement entered into with the Holder. Notwithstanding the foregoing, none of the events described above shall constitute Good Reason unless the Holder first provides the Company or applicable Subsidiary with written notice of the event within 30 days of the event’s occurrence and a period of 30 days from such notice to cure such event, and further provided that the Holder must terminate employment within 60 days following the end of the cure period.

(b)            Other Termination. Except as provided in Section 3.2(a) or Section 3.3 hereof, if the Holder’s employment with the Company or any Subsidiary terminates for any reason, then the portion of the Award that was not earned and vested immediately prior to such termination of employment shall be immediately forfeited by the Holder and cancelled by the Company.

3.3           Change in Control. Except as otherwise provided in any Related Agreement, in the event of a Change in Control (with definitions of “Cause” and “Good Reason” to be amended by substituting the Company with the surviving entity or other successor in interest to the Company) and:

(a)            the Award is assumed or reasonably substituted on an equitable basis to the Holder by the surviving entity or other successor in interest to the Company as of the Change in Control, any earned portion of the Award (in which the stock price hurdles set forth in the Vesting Schedule were achieved, including the Change in Control date based on the Fair Market Value of each share of Common Stock sold in such Change in Control) will remain issued and outstanding as restricted stock units (“RSUs”), subject to a vesting period commencing on the closing date of such Change in Control (the “Closing Date”) and ending on the earlier of (a) the one-year anniversary of the Closing Date or (b) the 61st day following such date the Holder’s employment is terminated without Cause or the Holder resigns the Holder’s employment for Good Reason. If the Holder’s employment is terminated prior to the one-year anniversary of the Closing Date for any reason other than as set forth in clause (b), then the full Award shall be immediately forfeited by the Holder and cancelled by the Company or the surviving entity or other successor in interest to the Company.

(b)            the Award is not assumed or reasonably substituted on an equitable basis to the Holder by the surviving entity or other successor in interest to the Company as of the Change in Control, the Award shall fully be earned and vest immediately prior to the consummation of such Change in Control and the Holder shall receive a cash payment, at closing of the of the Change in Control transaction, for each earned and vested PRSU equal to the acquisition price per share of Common Stock, less any withholding taxes thereon (as described in Section 7.1 hereof).

4.            Settlement of PRSUs. Subject to the withholding tax provisions of Section 7.1 hereof, within 45 days after the date upon which a PRSU becomes earned and vested in accordance with the terms of the Agreement, the Company shall issue to the vested Holder one share of Common Stock per each vested PRSU; provided, however, if earned PRSUs vest in accordance with Section 3.3(a) hereof, the Company (or a successor thereto) shall issue to the Holder such shares of Common Stock or common stock of the successor having approximately equivalent value (and references herein to Common Stock issued on vesting shall include such successor common stock, if applicable), or the cash equivalent of such shares of Common Stock or common stock if neither security is listed on a U.S. national securities exchange (including Nasdaq or the New York Stock Exchange).

Notwithstanding anything to the contrary herein, such shares of Common Stock or common stock of the successor shall not be delivered until immediately following the expiration of the Post-Vesting Holding Period (defined below). During the Post-Vesting Holding Period and after the PRSUs have been earned, the Company will either issue a stock certificate or certificates representing the Common Stock and register the certificate in the Holder’s name, or make such other arrangements with its stock transfer agent to issue uncertificated interests, including in book-entry form. If a certificate is issued, it will be deposited with the Company, together with a stock power endorsed in blank by the Holder. A legend will be placed upon such certificate in the discretion of the Company. Subject to the other terms and conditions of this Award, upon the lapse of the Post-Vesting Holding Period applicable to the Common Stock (prior to cancelation and forfeiture), the Company will cause the certificate deposited with the Company to be reissued and delivered to the Holder without such legend. If a book entry is made, the Company will issue “stop transfer” instructions with respect to the Common Stock until the lapse of the Post-Vesting Holding Period applicable to such Common Stock (prior to cancelation and forfeiture).

Notwithstanding anything to the contrary herein, in the event that (i) the Holder is otherwise prohibited from selling Common Stock in the public market (including Nasdaq or other national securities exchange on which the Common Stock is then listed) when any Common Stock underlying the PRSUs are scheduled to be delivered on a settlement date (the “Original Settlement Date”) due to (w) applicable law (including Section 6.2 hereof), (x) the rules related to a blackout period declared by the Company under an insider trading policy or similar policy, (y) any agreed to lock-up arrangement, or (z) other similar circumstance and (ii) the Company elects not to satisfy the Holder’s tax withholding obligations by withholding Common Stock from the Holder’s distribution, then such Common Stock shall not be delivered on such Original Settlement Date and shall instead be delivered, as applicable, on (x) the first business day of the next occurring open “window period” applicable to the Holder as determined by the Company, or (y) the next business day on which the Holder is not otherwise prohibited from selling Common Stock in such public market, but in no event later than March 15th of year following the year in which the PRSUs vest.

5.            Compliance with Restrictive Covenants and Clawback.

5.1           Clawback of Proceeds. The Holder agrees to the restrictive covenants set forth on Attachment A (the “Restrictive Covenants”). If the Holder materially breaches or materially violates the Restrictive Covenants or any other agreement between the Holder and the Company or its Subsidiaries (including any Related Agreement) with respect to non-competition, non-solicitation, non-hire, non-disparagement, confidentiality, or non-use or non-disclosure of confidential or proprietary information: (i) the Award shall be forfeited and (ii) the Holder shall immediately remit a cash payment to the Company equal to (x) the Fair Market Value of a share of Common Stock on the date on which the Company first became aware of such violation or the date of the Holder’s termination of employment, whichever is greater, multiplied by (y) the number of shares of Common Stock that earned and vested with respect to the Award. The remedy provided by this Section 5 shall be in addition to and not in lieu of any rights or remedies which the Company or any Subsidiary may have against the Holder in respect of a breach by the Holder of any duty or obligation to the Company or any Subsidiary. The Holder’s agreement to the restricted covenants set forth in this Section 5 and in Attachment A was a material inducement for the Company’s grant of this Award. Notwithstanding the terms of this Section 5.1, if the parties agree to amend this Section 5.1 in any amendment to this Agreement or in any Related Agreement, such revised terms shall apply herein on a retroactive basis as of Grant Date.

5.2           Right of Setoff. To the fullest extent permitted by applicable law, the Holder agrees that by accepting the Award Notice the Holder authorizes the Company, its Subsidiaries and its affiliates to deduct any amount or amounts owed by the Holder pursuant to this Section 5 from any amounts payable by or on behalf of the Company, its Subsidiaries or any affiliate to the Holder, including, without limitation, any amount payable to the Holder as salary, wages, vacation pay, bonus or the settlement of the Award or any stock-based award. This right of setoff shall not be an exclusive remedy and the Company’s, its Subsidiaries’ or an affiliate’s election not to exercise this right of setoff with respect to any amount payable to the Holder shall not constitute a waiver of this right of setoff with respect to any other amount payable to the Holder or any other remedy.

6.            Transfer Restrictions and Securities Laws Representation.

6.1           Nontransferability

(a)            Nontransferability of Award. Prior to an Award being earned and vested, this Award and the underlying PRSUs may not be offered, sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process (collectively, “Transfer” or “Transferred”), other than by will, the laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Company; provided, however, that any transferred Award or underlying PRSUs so permitted will be subject to all of the same terms and conditions as provided in the Plan and this Agreement and the Holder’s estate or beneficiary appointed shall remain liable for any withholding tax that may be imposed by any federal, state or local tax authority. Upon any attempt to so offer, sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of the PRSUs, the Award and underlying PRSUs and all rights hereunder shall immediately become null and void.

(b)            Nontransferability of Common Stock in Settlement of Award. From the Vesting Date until ____________________ (the “Post-Vesting Holding Period”), the Common Stock received in the settlement of the vested and earned PRSUs may not be Transferred; provided, however, a Transfer shall be permitted (1) in connection with the cash settlement in accordance with Section 3.3(b) hereof, (2) following Holder’s death, by will, the laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Company, (3)  in satisfaction of any withholding obligations as permitted by the Company with respect to this Award and the underlying PRSUs, or (4) to the Company. Upon any attempt to so Transfer the Common Stock during the Post-Vesting Holding Period in violation of the preceding sentence, the Common Stock and all rights hereunder shall immediately become null and void. This Section 6.1(b) shall apply even if the Holder is no longer an employee, officer or director of the Company.

6.2           Investment Representation. The Holder hereby represents and covenants that: (a) any shares of Common Stock acquired upon the earning and vesting of the Award will be acquired for investment and not with a view to the distribution thereof within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), unless such acquisition has been registered under the Securities Act and any applicable state securities laws; (b) any subsequent sale of any such shares shall be made either pursuant to an effective registration statement under the Securities Act and any applicable state securities laws, or pursuant to an exemption from registration under the Securities Act and such state securities laws; and (c) if requested by the Company, the Holder shall submit a written statement, in form satisfactory to the Company, to the effect that such representations (x) are true and correct as of the date of earning and vesting of any shares of Common Stock hereunder or (y) are true and correct as of the date of any sale of any such shares, as applicable. As a further condition precedent to the delivery to the Holder of any shares of Common Stock subject to the Award, the Holder shall comply with all regulations and requirements of any regulatory authority having control of or supervision over the issuance or delivery of the shares and, in connection therewith, shall execute any documents which the Board or the Committee shall in its sole discretion deem necessary or advisable.

7.            Additional Terms and Conditions of Award.

7.1           Withholding Taxes. As a condition precedent to the delivery of the Common Stock, the Holder shall, upon request by the Company, pay to the Company such amount as the Company may be required, under all applicable federal, state, local or other laws or regulations, to withhold and pay over as income or other withholding taxes (the “Required Tax Payments”) with respect to the Award. If the Holder shall fail to advance the Required Tax Payments after request by the Company, the Company may, in its discretion, deduct any Required Tax Payments from any amount then or thereafter payable by the Company to the Holder. The Holder may elect to satisfy his or her obligation to advance the Required Tax Payments by any of the following means: (i) a cash payment to the Company; (ii) if permitted by the Company, delivery to the Company (either actual delivery or by attestation procedures established by the Company) of previously owned whole shares of Common Stock having an aggregate Fair Market Value, determined as of the date on which such withholding obligation arises (the “Tax Date”), equal to the Required Tax Payments; (iii) if permitted by the Company, authorizing the Company to withhold whole shares of Common Stock which would otherwise be delivered to the Holder having an aggregate Fair Market Value, determined as of the Tax Date, equal to the Required Tax Payments; (iv) to the extent permitted by applicable law, a cash payment by a broker-dealer acceptable to the Company to whom the Holder has submitted an irrevocable notice of same-day sale; or (v) any combination of (i), (ii) or (iii). Shares of Common Stock to be delivered or withheld may not have a Fair Market Value in excess of the minimum amount of the Required Tax Payments (or such higher withholding amount permitted by the Committee and which does not result in adverse accounting consequences to the Company). Any fraction of a share of Common Stock which would be required to satisfy any such obligation shall be disregarded and the remaining amount due shall be paid in cash by the Holder. No share of Common Stock or certificate representing a share of Common Stock shall be delivered until the Required Tax Payments have been satisfied in full. Any determination by the Company with respect to the tendering or withholding of shares of Common Stock to satisfy the Required Tax Payments shall be made by the Committee if the Holder is subject to Section 16 of the Exchange Act.

7.2           Adjustment. In the event of any equity restructuring (within the meaning of Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation, or the equivalent standard) that causes the per share value of shares of Common Stock to change, such as a stock dividend, stock split, spinoff, rights offering or recapitalization through an extraordinary dividend, the terms of this Award, including the number and class of securities subject hereto, shall be appropriately adjusted by the Committee, and such adjustment shall be made in accordance with Section 409A of the Code. In the event of any other change in corporate capitalization, including a merger, consolidation, reorganization, or partial or complete liquidation of the Company, such equitable adjustments described in the foregoing sentence may be made as determined to be appropriate and equitable by the Committee (or, if the Company is not the surviving corporation in any such transaction, the board of directors of the surviving corporation) to prevent dilution or enlargement of rights of the Holder. The decision of the Committee regarding any such adjustment shall be final, binding and conclusive.

7.3           Compliance with Applicable Law. The Award is subject to the condition that if the listing, registration or qualification of the shares of Common Stock subject to the Award upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the vesting or delivery of shares hereunder, the shares of Common Stock subject to the Award shall not vest or be delivered, in whole or in part, unless such listing, registration, qualification, consent, approval or other action shall have been effected or obtained, free of any conditions not acceptable to the Company. The Company agrees to use reasonable efforts to effect or obtain any such listing, registration, qualification, consent, approval or other action.

7.4           Award Confers No Rights to Continued Employment or Service. In no event shall the granting of the Award or its acceptance by the Holder, or any provision of the Agreement or the Plan, give or be deemed to give the Holder any right to continued employment, or in the case of a consultant or director, any right to continued service by the Company, any Subsidiary or any affiliate of the Company or affect in any manner the right of the Company, any Subsidiary or any affiliate of the Company to terminate the employment or service, respectively, of any person at any time.

7.5           Decisions of Board or Committee. The Board or the Committee shall have the right to resolve all questions which may arise in connection with the Award. Any interpretation, determination or other action made or taken by the Board or the Committee regarding the Plan or this Agreement shall be final, binding and conclusive.

7.6           Successors. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and any person or persons who shall, upon the death of the Holder, acquire any rights hereunder in accordance with this Agreement or the Plan.

7.7           Notices. All notices, requests or other communications provided for in this Agreement shall be made, if to the Company, to Porch Group, Inc., Attn: Stock Plan Administrator, 2200 1st Avenue South, Suite 300, Seattle, Washington 98134; stock@porch.com, and if to the Holder, to the last known mailing address of the Holder contained in the records of the Company. All notices, requests or other communications provided for in this Agreement shall be made in writing either (a) by personal delivery, (b) by facsimile or electronic mail with confirmation of receipt, (c) by mailing in the United States mails or (d) by express courier service. The notice, request or other communication shall be deemed to be received upon personal delivery, upon confirmation of receipt of facsimile or electronic mail transmission or upon receipt by the party entitled thereto if by United States mail or express courier service; provided, however, that if a notice, request or other communication sent to the Company is not received during regular business hours, it shall be deemed to be received on the next succeeding business day of the Company.

7.8           Governing Law; Personal Jurisdiction. This Agreement, the Award and all determinations made and actions taken pursuant hereto and thereto, to the extent not governed by the laws of the United States, shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to principles of conflicts of laws. The Holder hereby consents to personal jurisdiction in any action brought in any court, federal or state, within the State of Delaware having subject matter jurisdiction in the matter.

7.9           Agreement Subject to the Plan. This Agreement is subject to the provisions of the Plan and shall be interpreted in accordance therewith. In the event that the provisions of this Agreement and the Plan conflict, the Plan shall control. The Holder hereby acknowledges receipt of a copy of the Plan.

7.10         Entire Agreement. This Agreement and the Plan constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Holder with respect to the subject matter hereof.

7.11         Partial Invalidity; Headings. The invalidity or unenforceability of any particular provision of this Agreement by a court of law of competent jurisdiction shall not affect the other provisions hereof and, to the fullest extent permitted by applicable law, this Agreement shall be construed in all respects as if such invalid or unenforceable provisions had never been contained herein, and such provision or part thereof shall be reformed or construed so that it would be enforceable to the maximum extent legally possible. Headings are for convenience only and are not deemed to be part of this Agreement.

7.12         Amendment and Waiver. The Company may amend the provisions of this Agreement at any time; provided that an amendment that would materially impair the Holder’s rights under this Agreement shall be subject to the written consent of the Holder. No course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement. Waiver by any party of any breach of this Agreement or failure to exercise any right hereunder shall not be deemed to be a waiver of any other breach or right whether or not of the same or a similar nature.

7.13         Code Section 409A.    It is intended that this Award be exempt from or comply with Section 409A of the Code and this Agreement shall be interpreted and administered in a manner which effectuates such intent; provided, however, that in no event shall the Company or any Subsidiary be liable for any additional tax, interest or penalty imposed upon or other damage suffered by the Holder on account of this Award being subject to but not in compliance with Section 409A of the Code.

7.14         Section 280G of the Code.

(a)            To the extent that the Holder would otherwise be eligible to receive a payment or benefit pursuant to the terms of this Agreement, any Related Agreement or otherwise in connection with, or arising out of, the Holder’s employment with the Company or any Subsidiary or a change in ownership or effective control of the Company or of a substantial portion of its assets (any such payment or benefit, a “Parachute Payment”), that a nationally recognized United States public accounting firm selected by the Company (the “Accountants”) determines, but for this sentence would be subject to excise tax imposed by Section 4999 of the Code (the “Excise Tax”), subject to clause (c) below, then the Company shall pay to the Holder whichever of the following two alternative forms of payment would result in the Holder’s receipt, on an after-tax basis, of the greater amount of the Parachute Payment notwithstanding that all or some portion of the Parachute Payment may be subject to the Excise Tax: (1) payment in full of the entire amount of the Parachute Payment (a “Full Payment”), or (2) payment of only a part of the Parachute Payment so that the Holder receives the largest payment possible without the imposition of the Excise Tax (a “Reduced Payment”).

(b)            If a Reduced Payment is necessary pursuant to clause (a), then the reduction shall occur in the following order: (1) cancellation of acceleration of vesting on any equity awards for which the exercise price exceeds the then fair market value of the underlying equity; (2) reduction of cash payments (with such reduction being applied to the payments in the reverse order in which they would otherwise be made, that is, later payments shall be reduced before earlier payments); and (3) cancellation of acceleration of vesting of equity awards not covered under (1) above; provided, however, that in the event that acceleration of vesting of equity awards is to be cancelled, acceleration of vesting of full value awards shall be cancelled before acceleration of options and stock appreciation rights and within each class such acceleration of vesting shall be cancelled in the reverse order of the grant date of such equity awards, that is, later equity awards shall be canceled before earlier equity awards; and provided,  further, that to the extent permitted by Section 409A of the Code and Sections 280G and 4999 of the Code, if a different reduction procedure would be permitted without violating Section 409A of the Code or losing the benefit of the reduction under Sections 280G and 4999 of the Code, the Holder may designate a different order of reduction.

(c)            For purposes of determining whether any of the Parachute Payments (collectively the “Total Payments”) will be subject to the Excise Tax and the amount of such Excise Tax, (i) the Total Payments shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “parachute payments” in excess of the “base amount” (as defined under Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless and except to the extent that, in the opinion of the Accountants, such Total Payments (in whole or in part):  (1) do not constitute “parachute payments,” including giving effect to the recalculation of stock options in accordance with Treasury Regulation Section 1.280G-1, Q&A 33; (2) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the “base amount” or (3) are otherwise not subject to the Excise Tax, and (ii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants in accordance with the principles of Section 280G of the Code.

(d)            All determinations hereunder shall be made by the Accountants, which determinations shall be final and binding upon the Company and the Holder.

(e)            The federal tax returns filed by the Holder (and any filing made by a consolidated tax group which includes the Company) shall be prepared and filed on a basis consistent with the determination of the Accountants with respect to the Excise Tax payable by the Holder.  The Holder shall make proper payment of the amount of any Excise Tax, and at the request of the Company, provide to the Company true and correct copies (with any amendments) of his or her federal income tax return as filed with the Internal Revenue Service, and such other documents reasonably requested by the Company, evidencing such payment (provided that the Holder may delete information unrelated to the Parachute Payment or Excise Tax and provided,  further that the Company at all times shall treat such returns as confidential and use such return only for purpose contemplated by this paragraph).

(f)            In the event of any controversy with the Internal Revenue Service (or other taxing authority) with regard to the Excise Tax, the Holder shall permit the Company to control issues related to the Excise Tax (at its expense), provided that such issues do not potentially materially adversely affect the Holder, and the Holder shall control any other issues.  In the event that the issues are interrelated, the Holder and the Company shall in good faith cooperate so as not to jeopardize resolution of either issue.  In the event of any conference with any taxing authority as to the Excise Tax or associated income taxes, the Holder shall permit the representative of the Company to accompany the Holder, and the Holder and his representative shall cooperate with the Company and its representative.

(g)            The Company shall be responsible for all charges of the Accountants.

(h)            The Company and the Holder shall promptly deliver to each other copies of any written communications, and summaries of any verbal communications, with any taxing authority regarding the Excise Tax covered by this Section 7.14.

(i)            Nothing in this Section 7.14 is intended to violate the Sarbanes-Oxley Act of 2002 and to the extent that any advance or repayment obligation hereunder would do so, such obligation shall be modified so as to make the advance a nonrefundable payment to the Holder and the repayment obligation null and void.

(j)            Notwithstanding the foregoing, any payment or reimbursement made pursuant to this Section 7.14 shall be paid to the Holder promptly and in no event later than the end of the calendar year next following the calendar year in which the related tax is paid by the Holder or where no taxes are required to be remitted, the end of the Holder’s calendar year following the Holder’s calendar year in which the audit is completed or there is a final and nonappealable settlement or other resolution of the litigation.

(k)            The provisions of this Section 7.14 shall survive the termination of the Holder’s employment or service with the Company or any Subsidiary for any reason and the termination of the Agreement.

7.15         Data Privacy Notice.

(a)            Holder hereby acknowledges that the collection, use and transfer, in electronic or other form, of Holder’s personal data as described in this Agreement and any other PRSU grant materials by the Company and its Subsidiaries is necessary for the purpose of implementing, administering and managing Holder’s participation in the Plan. The Holder authorizes, agrees and unambiguously consents to the transmission by the Company and its Subsidiaries of any personal data information related to this Award for legitimate business purposes (including, without limitation, the administration of the Plan). This authorization and consent is freely given by the Holder.

(b)            Holder understands that the Company and its Subsidiaries may hold certain personal information about Holder, including, but not limited to, Holder’s name, home address and telephone number, email address, date of birth, social security, insurance, passport or other identification number (e.g., resident registration number), salary, nationality, job title, details of all PRSUs or any other entitlement to shares of Common Stock awarded, canceled, exercised, vested, unvested or outstanding in Holder’s favor (“Data”), for the purpose of implementing, administering and managing the Plan.

(c)            Holder understands that Data will be transferred to eShares, Inc. DBA Carta, Inc. and its related companies (“Carta”) or any stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. Holder understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country of operation (e.g., the United States) may have different data privacy laws and protections than Holder’s country. Holder understands that if he or she resides outside the United States, he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. The Company, Carta, any stock plan service provider selected by the Company in the future and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan may receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing his or her participation in the Plan. Holder understands that Data will be held only as long as is necessary to implement, administer and manage Holder’s participation in the Plan plus any required period thereafter for purposes of complying with data retention policies and procedures. Holder understands that based on where s/he resides, s/he may have additional rights with respect to personal data collected, used or transferred in connection with this Agreement or any other PRSU grant materials by the Company and its Subsidiaries, and Holder may contact in writing his or her local human resources representative.

Attachment A – Restrictive Covenants

For purposes of this Attachment A, references to “Company” shall include the Company and/or any of its Subsidiaries, as applicable.

1.            Confidentiality. Holder acknowledges that, during Holder’s employment with the Company, Holder will be exposed to confidential and/or proprietary information, know-how and trade secrets of the Company and its clients, service providers and other business partners (collectively, “Confidential Information”), which are essential to the Company’s business and the continued confidentiality of which is critical to the Company’s economic well-being. Confidential Information includes, but is not limited to, financial information (including but not limited to earnings, revenue and other financial performance information, forecasts and budgets), business plans, product development information, strategies, prospects, existing and potential products, technical information and know-how, data, inventions (whether or not patentable), developments, intellectual property (including but not limited to undisclosed patents, patent applications and unpublished works) techniques, processes, algorithms, software, designs, engineering, research, client lists, personnel information (including, without limitation, skills and compensation), and information regarding possible acquisitions or sales of businesses or facilities. Confidential Information also includes the details behind the founding of the Company (date, people involved, discussions leading to the creation of the Company, etc.). Confidential Information does not include any information that has become publicly known and made generally available through no wrongful act of Holder or of others who were under confidentiality obligations as to the item involved. Holder agrees that, during Holder’s employment or at any time thereafter, Holder will not disclose Confidential Information to any third party for any reason, except as authorized by the Company and necessary in the good faith performance of Holder’s job (and, in the case of Confidential Information of a Company client or business partner, consistent with the Company's agreement with such client or business partner).

2.            Non-Disparagement. Holder agrees that, during Holder’s employment or at any time thereafter, Holder will not make any statements with regard to the Company or any of its officers, directors, employees, consultants, stockholders or agents that are false, misleading or disparaging or otherwise likely to be harmful to them or their business, business reputation or personal reputation; provided, however, that Holder may respond accurately and fully to any question, inquiry or request for information in the course of a government investigation or when required by legal process (including in response to a subpoena).

3.            Return of Company Property. Holder agrees that, upon the termination of Holder’s employment for any reason or at any time upon the Company’s request, Holder will immediately return to the Company (and will not keep in Holder’s possession, recreate or deliver to anyone else) all Company property in Holder’s possession, custody, or control, including, but not limited to Confidential Information and Inventions (defined below) in any medium, marketing and sales literature, and other documents and data developed by or on behalf of the Company.

4.            Non-Solicitation; Non-Competition. Holder agrees that, during Holder’s employment and for a period of 12 months following termination of Holder’s employment with the Company for any reason, Holder will not, directly or indirectly: (a) solicit the employment of, recruit, hire or otherwise seek to hire any person who is then employed by the Company or who was employed by the Company during the last 12 months of Holder’s employment with the Company, or encourage any employee of the Company to terminate his/her employment with Company for any reason; (b) solicit business on behalf of a competitor from any customer or prospect that (i) was serviced by the Company during the last 12 months of Holder’s employment with the Company, and (ii) with whom Holder had business-related contact in the last 12 months of Holder’s employment with the Company; (c) solicit or attempt to induce any customer, service provider, supplier or other person or entity with whom the Company has, or is attempting to establish, a commercial relationship to cease or refrain from doing business with the Company or to alter its relationship with the Company in any way adverse to the Company; and/or (d) seek or accept employment from or engagement as a consultant by any competitor of the Company, or engage in, own, work on, supervise, manage or contribute Holder’s knowledge to any work that involves a product or service that is competitive with a product or service offered or being developed or pursued by the Company. For the purposes of this Agreement, competitors and competing products and services of the Company include, without limitation, the sale of home owner insurance, development of software and/or other tools geared towards aggregating home, home project, and local home improvement/repair/maintenance service professional data, scoring, ranking, and pricing algorithms related to home improvement/repair/maintenance, classified listings related to home improvement/repair/maintenance, sharing and inspiration for home improvement/repair/maintenance, yield management, revenue generation and marketing for the home improvement/repair/maintenance professional service and contractor industries, and consumer rating and referral services for the home improvement/repair/maintenance professional service and contractor industries, in each case within the United States. Notwithstanding the foregoing, the restrictions set forth in subsections (b) and (d) above shall only apply upon, and as a condition of, Holder’s receipt of at least one share of Common Stock in accordance with Section 4 of the Agreement. Holder agrees that should a court exercising jurisdiction with respect to this Agreement find any such restriction invalid or unenforceable due to unreasonableness, either in period of time, geographical area, or otherwise, then in that event, such restriction will be interpreted and enforced to the maximum extent that such court deems reasonable. If the Company, in its sole discretion, decides to waive a provision of this Section, no such waiver will constitute a waiver of any other provision in this Agreement or any other agreement between Holder and the Company.

5.            Assignment of Inventions.

(a)           The Company shall be the sole and exclusive owner of, and shall own all right, title and interest (including patent rights, copyrights, trade secret rights, mask work rights, moral rights, sui generis database rights and all other intellectual and industrial property rights of any sort throughout the world) relating to, any and all inventions, works of authorship, domain names, mask works, designs, know-how, ideas, improvements, processes, methods, trade secrets and other information, whether or not patentable or registrable under copyright or similar laws, that Holder solely or jointly makes, conceives, develops or reduces to practice (or cause to be made, conceived, developed or reduced to practice) during the term of Holder’s employment with Company (including any of the foregoing that pre-date Holder’s execution of this Agreement) that (i) relate to the business of the Company, (ii) relate to the Company’s actual or demonstrably anticipated research or development, (iii) result from any work performed by Holder for the Company, or (iv) are developed using the time, equipment, supplies, facilities or Confidential Information of the Company (collectively “Inventions”). Holder will promptly disclose all Inventions to the Company. To the extent that ownership of the Inventions is not deemed to have vested automatically in the Company under applicable law, Holder hereby assigns and shall assign all of Holder’s right, title and interest in such Inventions to the Company, except as provided in the following notice.

Notice: Notwithstanding any provision of this Agreement to the contrary, this Agreement does not obligate Holder to assign any of Holder's rights in an invention for which no equipment, supplies, facilities or trade secret information of the Company was used and which was developed entirely on Holder’s own time, unless (a) the invention relates (i) directly to the business of the Company or (ii) to the Company’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by Holder for the Company. This provision constitutes the written notice and other requirements of Section 49.44.140 of the Revised Code of Washington.

(b)           Holder agrees to assist the Company in all proper respects (including, but not limited to, the execution of such instruments or documents as the Company may request), at the Company’s expense, to further secure the Company’s rights in, and to evidence, record and perfect the ownership or assignment of, the Inventions and any intellectual property rights therein and thereto, and to maintain, enforce, and defend any rights specified to be so owned or assigned. Holder further agrees that Holder’s obligation to provide such assistance shall continue after the termination of this Agreement. Holder hereby irrevocably designates and appoints the Company as Holder’s agent and attorney-in-fact to act for and on Holder’s behalf to execute and file any document and to do all other lawfully permitted acts to further the purposes of the foregoing with the same legal force and effect as if executed by Holder. The designation and appointment of the Company and its duly authorized officers and agents as Holder’s agent and attorney in fact shall be deemed to be coupled with an interest and therefore irrevocable.

(c)            If Holder uses or discloses any all original works of authorship, inventions, developments, improvements, trademarks, designs, domain names, processes, methods, trade secrets or other intellectual property that were made by Holder (solely or jointly) prior to Holder’s employment with the Company, that are owned by Holder or in which Holder has an interest, that relate to the Company’s actual or proposed business and that are not assigned by Holder to the Company under this Agreement (“Prior Inventions”) in the course of Holder’s employment or otherwise on behalf of the Company or incorporate any Prior Inventions into any Company property, the Company will have and Holder hereby grants the Company a perpetual, irrevocable, worldwide, royalty-free, non-exclusive, sublicensable right and license to make, have made, modify, use, sell and otherwise exploit such Prior Inventions.

6.            Remedies. Holder agrees that Holder’s violation of this Attachment A would cause the Company irreparable harm which would not be adequately compensated by monetary damages and that injunctive relief, specific performance and other equitable relief may be granted by any court or courts having jurisdiction, restraining Holder from violation of the terms of this Attachment A, upon Holder’s breach or threatened breach of any obligations set forth in this Attachment A. Holder further agrees that no bond or other security shall be required in obtaining such equitable relief and Holder hereby consents to the issuance of such injunction and to the ordering of specific performance. This Section 6 shall not be construed to limit the Company from any other relief or damages to which it may be entitled as a result of Holder’s breach of any provision of this Attachment A. If Holder breaches his or her obligations under Section 4 of this Attachment A, then the applicable restricted period shall be extended to account for the period during which Holder was in breach, and Holder shall be required to reimburse the Company for its costs and fees, including reasonable attorneys’ fees, incurred in connection with any enforcement effort.

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